Exhibit 21.  List of Subsidiaries

The subsidiaries of Barnwell Industries, Inc., at September 30, 2005 were:

	Percentage	Jurisdiction of
Name of Subsidiary	of Ownership	Incorporation

Barnwell of Canada, Limited	100%	Delaware
Barnwell Hawaiian Properties, Inc.	100%	Delaware
Water Resources International, Inc.	100%	Delaware
Barnwell Management Co., Inc.	100%	Delaware
Barnwell Shallow Oil, Inc.	100%	Delaware
Barnwell Geothermal Corporation	100%	Delaware
Barnwell Mining Co.	100%	Delaware
Barnwell Overseas, Inc.	100%	Delaware
Geothermal Exploration and Development Corp.	100%	Delaware
Victoria Properties, Inc.	100%	Delaware
Barnwell Financial Corporation	100%	Delaware
NDTX, Inc.	100%	Delaware
Barnwell Investment Corporation	100%	Hawaii
Barnwell Kona Corporation	100%	Hawaii
WRI Properties, Inc.	100%	Hawaii
Barnwell Alakea Properties, Inc.	100%	Hawaii
Barnwell Hilo Corporation	100%	Hawaii
Barnwell Israel, Ltd.	100%	Israel
Barnwell Oil & Gas, Ltd.	100%	Israel
Bill Robbins Drilling, Ltd.	100%	Alberta, Canada
Gypsy Petroleums Ltd.	100%	Alberta, Canada
Dartmouth Petroleum, Ltd.	100%	Alberta, Canada
J.H. Wilson Associates, Ltd.	100%	Alberta, Canada